Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and the related joint information statement/consent statement/prospectus of Williams Partners L.P. and Access Midstream Partners, L.P. and to the incorporation by reference therein of our report dated May 19, 2014, with respect to the consolidated financial statements of Williams Partners L.P. included in its Current Report on Form 8-K dated May 19, 2014, and our report dated February 26, 2014, with respect to the effectiveness of internal control over financial reporting of Williams Partners L.P. included in its Annual Report (Form 10-K) for the year ended December 31, 2013, both filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tulsa, Oklahoma

November 19, 2014